Exhibit 5.1

DUANE MORRIS LLP

1180 West Peachtree Street NW, Suite 700

Atlanta, Georgia 30309-3448

November 30, 2007

VuBotics, Inc.

235 Peachtree Street NE

Suite 1725

Atlanta, Georgia 30303

Gentlemen:

We have acted as counsel to VuBotics, Inc., a Georgia corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of (i)                        shares (the “Note Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”) issuable upon conversion of certain senior, secured convertible notes (the “2007 Notes) and (ii)                          shares (the “2007 Warrant Shares”) of Common Stock issuable upon exercise of certain warrants (the “2007 Warrants”), issued by the Company in connection with the Securities Purchase Agreement dated August 28, 2007 among the Company, the purchasers thereunder and a collateral agent, and (iii)                          shares (the “2006 Warrant Shares”) of Common Stock issuable upon exercise of certain warrants (the “2006 Warrants”) issued to certain placement agents in connection with the Common Stock and Warrant Purchase Agreement among the Company and the purchasers thereunder.

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s articles of incorporation and bylaws, as amended to date, and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, it is our opinion that,

1. The 2007 Notes, 2007 Warrants and 2006 Warrants are validly issued, fully paid and non-assessable; and

2. Each authorized and unissued Note Share, 2007 Warrant Share and 2006 Warrant Share when issued and delivered in accordance with the 2007 Notes, 2007 Warrants and 2006 Warrants, respectively, against payment therefor, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Duane Morris LLP